EXHIBIT 23.2

Consent of Independent Auditors

     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the WebMD Corporation 1996 Stock Plan, the WebMD Corporation 2004 Non-Qualified Stock Option Plan for Employees of Dakota Imaging, Inc. and the WebMD Corporation 2004 Non-Qualified Stock Option Plan for Employees of VIPS, Inc. of our report dated July 28, 2004, with respect to the consolidated financial statements of VIPS, Inc. included in WebMD Corporation’s Current Report on Form 8-K dated August 11, 2004, as amended on October 25, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 11, 2004